Exhibit 10.63

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE ("Amendment") is made as of the 23rd day of April, 2008, by and between PRINCIPAL LIFE INSURANCE COMPANY, an Iowa corporation, successor in interest to Valley Centre I, L.L.C., a Washington limited liability company ("Landlord"), and UNITED NATURAL FOODS, INC., a Delaware corporation ("Tenant").

RECITALS

A.           Landlord and Tenant entered into a Lease Agreement dated August 3, 1998, as amended by the First Amendment to Lease dated July 6, 1999 (the "Lease"), for certain premises located at 22 30th Street NE, Suite 102, Auburn, Washington 98002 (the "Premises"), which is 204,804 square feet, comprised of 187,872 square feet on the ground floor and 16,932 square feet on the mezzanine, as more fully described in the Lease; and

B.           The Lease expires March 31, 2009; and

C.           Landlord and Tenant desire to extend the Term of the Lease, expand the Premises, and adjust the Base Rent Schedule and Lessee’s Share of Operating Expenses, Tax Expenses & Common Utility Expenses under the terms and conditions set forth below.

AMENDMENT

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereby mutually agree as follows:

1.	Extension of Term. The Term of the Lease shall be extended for an additional period of one hundred twenty-five (125) months from April 1, 2009 through August 31, 2019.

2.
Expansion of Premises. Effective June 1, 2009 (the “Expansion Commencement Date”), the Premises shall be expanded to include the adjacent 154,128 square feet, located at 22 30th Street NE, Suite 109, Auburn, WA 98002 (the “Expansion Space”). As of the Expansion Commencement Date, the total Premises shall be 358,932 square feet, comprised of 342,000 on the ground floor and 16,932 square feet on the mezzanine, as shown on Exhibit A attached hereto.

If Landlord cannot deliver possession of the Expansion Space on the Expansion Commencement Date, Landlord shall not be subject to any liability nor shall the validity of this Amendment be affected; provided, however, that Tenant's obligation to pay Base Rent, Operating Expenses, Tax Expenses and Common Utility Expenses with respect to the Expansion Space shall not commence until the date possession of the Expansion Space is tendered. In the event that Landlord permits Tenant to occupy the Expansion Space prior to the Expansion Commencement Date, such occupancy shall be subject to all the provisions of this Amendment and the Lease. Notwithstanding anything to the contrary contained in this Amendment, if Landlord cannot deliver possession of the Expansion Space by December 1, 2009, Tenant shall have the right to terminate the Lease.

3.
Tenant’s Share. As of the Expansion Commencement Date, Lessee’s Share of Building Operating Expenses, Building Tax Expenses, and Building Common Utility Expenses shall be 100%. Also as of the Expansion Commencement Date, Lessee’s Share of Park Operating Expenses, Park Tax Expenses, and Park Common Utility Expenses shall be 31.54%.

4.	Base Rent Schedule. The Base Rent Schedule shall be amended as follows:

April 1, 2009 – May 31, 2009:	$74,955.00 per month
June 1, 2009 – August 31, 2009:	$0.00 per month
Sept. 1, 2009 – May 31, 2011:	$128,720.00 per month
June 1, 2011 – May 31, 2013:	$136,443.00 per month
June 1, 2013 – May 31, 2015:	$144,630.00 per month
June 1, 2015 – May 31, 2017:	$153,308.00 per month
June 1, 2017 – August 31, 2019:	$162,506.00 per month

5.
Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of up to, but not to exceed Eighty Thousand Dollars ($80,000.00).

In no event shall Landlord be obligated to make disbursements pursuant to this Paragraph 5 in a total amount which exceeds the Tenant Improvement Allowance and in no event shall the Tenant Improvement Allowance be utilized for any trade fixtures, furniture or equipment (including freezers or coolers) of Tenant. All Tenant Improvements for which the Tenant Improvement Allowance has been made available shall be deemed Landlord's property upon the expiration or earlier termination of the term of this Lease and may not be removed by Tenant from the Premises at any time unless required by Landlord in accordance with the provisions of Paragraph 11 of the Lease. Tenant shall not be entitled to any payment or credit for any unused portion of the Tenant Improvement Allowance.

The Tenant Improvement Allowance shall be funded by Landlord upon completion of the installation of improvements (the “Work”) in the Premises and after Tenant has submitted all invoices, lien waivers, affidavits of payment, and such other evidence as Landlord may reasonably require to evidence that the cost of the Work has been paid for and that no mechanic’s, materialman’s or other such liens have been or may be filed against the property or the Premises arising out of the design or performance of the Work. In no event shall Landlord be required to pay any portion of the cost of the Work in excess of the Tenant Improvement Allowance. If the Work is not substantially completed with all invoices submitted to Landlord within twelve (12) months after possession of the Expansion Space is tendered to Tenant, then Landlord shall not be obligated to reimburse Tenant for invoices submitted after such date.

6.
Landlord Improvements. Landlord shall, at Landlord’s expense, provide the Expansion Space clean and in broom swept condition. Landlord shall also provide all mechanical, electrical and plumbing equipment located within the Expansion Space in good working order upon occupancy. Except as expressly provided, Tenant accepts the Expasion Space in its current “as is” condition.

7.	Tenant Improvements. Tenant shall have the right, but not the obligation, to perform the following improvements at Tenant’s expense in the Expansion Space:

a)	Demolish the existing office space;
b)	Construct approximately 40,000 square feet of additional freezer/cooler space and other associated tenant related improvements; and
c)	Replace the warehouse lighting.

In connection with any improvements to the Premises that Tenant desires to make, Tenant shall be responsible for the design and development of final layout plans and specifications for the Premises (“Tenant Improvement Plans”). All real property improvements to be constructed as shown on the Tenant Improvement Plans shall be defined as “Tenant Improvements.” If Landlord reasonably determines that Tenant is required to obtain a building permit for construction of the Tenant Improvements, then the Tenant Improvement Plans shall be in a form acceptable to, and containing all information required by, the City of Auburn. Tenant shall obtain all necessary building permits and other governmental approvals prior to commencing any of the Tenant Improvements described in this Paragraph 7.

Tenant shall submit to Landlord two (2) copies of the Tenant Improvement Plans. Landlord shall either approve or disapprove of the Tenant Improvement Plans within ten (10) days and, if approved, return a signed, approved copy to Tenant. Landlord’s approval shall not be unreasonably withheld or delayed. In the event that the Tenant Improvement Plans are not approved by Landlord, Landlord shall inform Tenant of the reasons for such disapproval and Tenant shall have five (5) business days in which to submit revised Tenant Improvement Plans to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld or delayed. Tenant shall not unreasonably refuse to satisfy any objections made by Landlord to said Tenant Improvement Plans. Any objections Tenant has to Landlord’s objection shall be submitted to Landlord in writing within said five (5) day period. A failure of one party to give any notice to the other party within such five (5) day period shall be deemed to constitute approval of the Tenant Improvement Plans or the objections thereto, as appropriate.

Upon Landlord’s approval of the Tenant Improvement Plans, Tenant may enter into a contract for construction of the Tenant Improvements. Within five (5) business days of doing so (but in any case prior to the contractor commencing any work), Tenant shall provide Landlord with a copy of the executed contract for construction of the Tenant Improvements. The contractor and subcontractors retained shall be commercial contractors and subcontractors licensed and bonded by the State of Washington. Tenant shall be solely responsible for the construction of Tenant Improvements. The construction of all Tenant Improvements to be made on the Premises shall be performed in a first-class manner consistent with other construction in the Building and in conformity with all applicable governmental laws, ordinances, rules, orders, regulations, and other requirements.

Landlord or Landlord’s agents shall have the right to inspect the construction work being conducted by Tenant during the progress thereof. If Landlord or Landlord’s agents shall give notice of faulty construction or any other material deviation from the approved Tenant Improvement Plans, Tenant agrees to cause its contractors or subcontractors to make corrections promptly. However, neither the privilege herein granted to Landlord or its agents to make inspections, nor the making of such inspections by Landlord or Landlord’s agents, shall operate as a waiver of any right of Landlord to require workmanlike construction and improvements erected in substantial accordance with the Tenant Improvement Plans.

8.
Utilities. Upon Tenant’s written request to Landlord, Landlord shall contact the City of Auburn and Puget Sound Energy and transfer the water and sewer accounts and house electrical meter for the Building into Tenant’s name. Tenant shall thereafter pay all water and sewer charges, and natural gas and electricity charges attributable to the Building, directly to the City of Auburn and Puget Sound Energy. Notwithstanding such direct payment, Tenant’s failure to pay for utilities provided to the Premisese as and when due shall be a default hereunder by Tenant, and Landlord shall have the same remedies for non-payment of utilities as for non-payment of rent under this Lease.

9.
Right of First Opportunity. Tenant has requested that Landlord grant to Tenant a right to lease any existing tenant space in the Valley Centre Corporate Park that becomes available after the date on which this Amendment is fully executed (each, a “ROFO Space”), and Landlord is agreeable to doing so on the terms of this Paragraph 9.

Landlord grants to Tenant a right of first opportunity (the “Right of First Opportunity”) to lease each ROFO Space as it becomes available, in the event that any ROFO Space becomes available for lease during the term of this Lease. Tenant may, however, exercise its Right of First Opportunity in accordance with the terms of this paragraph only with respect to an entire ROFO Space, and only if Tenant has not been in default of any of the terms, covenants and conditions of this Lease beyond applicable notice and cure periods, and is not in default of any terms, covenants and conditions of this Lease beyond applicable notice and cure periods either at the time the Right of First Opportunity is exercised or as of the commencement of the lease of the offered ROFO Space.

Following the expiration of a lease affecting any ROFO Space (or in anticipation of such expiration), but prior to offering any ROFO Space for lease to third parties, Landlord shall provide Tenant with written notification that a ROFO Space is available, and the then-current market terms on which Landlord is willing to lease such ROFO Space, which terms shall include but not be limited to the term of lease for the ROFO Space and the rent applicable thereto (the “Lease Notice”). Tenant shall have ten (10) business days following receipt of the Lease Notice in which to respond to Landlord (the “Lease Notice Period”). If Tenant provides Landlord with written notice of its intent to lease the available ROFO Space within the Lease Notice Period, Landlord and Tenant shall promptly enter into a lease for such space on the same monetary terms and conditions as are set forth in, and for the term specified in, the Lease Notice, but otherwise on the same terms and conditions (with the exception of any free rent, Tenant Improvements or tenant improvement allowance) as are set forth in the Lease. If Tenant fails to provide Landlord written notice of its intent to lease the available ROFO Space within the Lease Notice Period, then Tenant's Right of First Opportunity shall expire as to the current availability of the ROFO Space, Landlord shall be free to lease such ROFO Space to third parties, and Tenant's Right of First Opportunity shall be of no further force or effect until such time as another ROFO Space is subsequently available for lease.

10.
Options to Renew. While this Lease is in full force and effect, and provided Tenant is not in default of any of the terms, covenants and conditions thereof beyond any applicable cure period, Landlord grants to Tenant two (2) options to extend the term of the Lease for a period of five (5) years each (each, an "Option Term"), commencing on the day following the Expiration Date set forth in the Basic Lease Information, and upon the expiration of the first Option Term, as applicable. Such extension or renewal shall be on the same terms, covenants and conditions as provided for in the immediately preceding term, except that the Base Rent shall be adjusted to the fair market rental then in effect for lease extensions at equivalent “non-refrigerated” properties, of equivalent size, for equivalent intervals, in equivalent areas, and excluding any concessions for tenant improvements or free rent. In no event shall the Base Rent payable during the first Option Term be less than the Base Rent in effect during the final month of the initial Lease term, and in no event shall the Base Rent payable during the second Option Term be less than the Base Rent in effect during the final month of the first Option Term. Tenant may exercise its extension option by giving Landlord notice in writing not later than six (6) months prior to the expiration of the initial Lease term or the first Option Term, as applicable.

11.	Deletion of Prior Renewal Option. Paragraph 30 of the Lease is hereby deleted in its entirety.

12.
Parking. Tenant shall have the exclusive right to use all existing parking stalls surrounding the Premises (as shown on Exhibit A attached hereto) on a 24-hour per day, 7 day per week basis throughout the Term of the Lease.

13.	OFAC Compliance.

(1)	Tenant represents and warrants that:

(a)	Tenant and, to Tenant’s knowledge, having made no investigation or inquiry, each person or entity owning an interest in Tenant is:

(i)
not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and;

(ii)
is not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States;

(b)
To Tenant’s knowledge, having made no investigation or inquiry, none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined);

(c)	To Tenant’s knowledge, having made no investigation or inquiry, noEmbargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly);

(d)
To Tenant’s knowledge, having made no investigation or inquiry, none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that the Lease is in violation of law, and;

(2)	Tenant covenants and agrees:

(a)	To comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect;

(b)	To immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached; and

(c)
To not knowingly use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under the Lease, and

(3)
Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the Lease Term shall be a material default of the Lease. Notwithstanding anything herein to the contrary, Tenant shall not knowingly permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such knowing person or entity shall be a material default of the Lease.

(4)
Tenant shall also require and shall take reasonable measures to ensure compliance with the requirement that no person who owns any other direct interest in the Tenant is or shall be listed on any of the Lists or is an Embargoed Person. The term Embargoed Person means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law (“Embargoed Person”).

This Section 4 shall not apply to any person to the extent that such person's interest in the Tenant is through a U.S. Publicly-Traded Entity. As used in this Agreement, U.S. Publicly-Traded Entity means a Person, other than an individual, whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a person (“U.S. Publicly-Traded Entity”).

14.	Notices. Pursuant to the terms of Paragraph 40.J. of the Lease, Landlord’s notice address is hereby changed, such that notices to Landlord shall be provided to the following:

Principal Life Insurance Company
801 Grand Avenue
Des Moines, Iowa 50392
Attention: Western CRE Equities Team

with a copy to:	KG Investment Management, LLC
249 SW 41st Street
Renton, WA 98057
Attention: Property Manager

15.
Corporate Actions. Tenant warrants that all necessary corporate actions have been duly taken to permit Tenant to enter into this Amendment and that each undersigned officer has been duly authorized and instructed to execute this Amendment.

16.	Effect of Amendment. Except as expressly modified above, all terms and conditions of the Lease remain in full force and effect and are hereby ratified and confirmed.

  [SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Amendment has been executed on the date first written above.

LANDLORD:		TENANT:

PRINCIPAL LIFE INSURANCE COMPANY, an Iowa corporation, for its Principal U.S. Property Separate Account		UNITED NATURAL FOODS, INC., a Delaware corporation

By:	Principal Real Estate Investors, LLC, a Delaware limited liability company, its authorized signatory	By:	/s/ Mark E. Shamber

		Its:	Vice President, Chief Financial Officer, and Treasurer

By: /s/ Douglas A. Kintzie

Its: Managing Director

By: /s/ Troy A. Koerselman

Its: Assistant Managing Director